OUR STRATEGIC PLAN We aim to stabilise the business in 2026, build momentum in 2027 and deliver accelerated, high-quality growth from 2028. Read more on page 11 OUR STRUCTURE We are simplifying our business into four core operating units: WPP Media, WPP Creative, WPP Production and WPP Enterprise Solutions, working across four regions: North America; Latin America; Europe, Middle East and Africa; and Asia Pacific.1 Read more on page 12 OUR COMPETITIVE ADVANTAGE Our competitive advantage has three layers: our trusted data and intelligence; integrated solutions combining media, data, creativity and technology; and our global scale and deep client relationships. Read more on page 13 BUSINESS MODEL We create value by providing integrated solutions to our diverse customer base. The following pages describe what we do, how we operate and what makes us different from our peers. Read more about us on page 2 1 Our financial disclosures are based on our previous structure, see the business structure on page 12 and accounting policies on page 139 for details. OUR GOALS This is a bold plan for a simpler, more integrated WPP. Our intention is to stabilise the business, return to organic growth, create capacity to invest in the future and deliver attractive returns for our shareholders. WPP will become a single company, streamlined into four operating units across four regions, all unified by our agentic marketing platform, WPP Open. OUR MISSION Central to this strategy is a new mission: to be the trusted growth partner for the world’s leading brands, helping them navigate change, capture opportunity and deliver growth, while transforming their business in a dynamic, complex environment. OUR STRATEGIC OBJECTIVES Elevate28 is anchored in the following four objectives: Deliver superior growth for clients Become a simpler integrated company Unlock the advantage of WPP Open Create firm financial foundations for the future In February 2026 we launched our new strategy, Elevate28, to help us restore growth, simplify our offer and drive long- term value for our clients and our business. ELEVATE28: STRATEGY WPP ANNUAL REPORT 2025 10 STRATEGIC REPORT

STRATEGIC REPORT

OUR STRATEGIC PLAN

We've built a detailed strategic plan with eight core pillars, setting out the actions we will take to deliver on our objectives.

• OUR STRATEGIC PLAN

1. Lead with media and data at the heart of our integrated client proposition
2. Establish next-generation creative and production capabilities
3. Elevate enterprise solutions to partner with clients on AI transformation
4. Simplify our operating model
5. Strengthen execution and transform our go-to-market strategy
6. Drive a high-performance culture and attract and retain the world's best talent
7. Unlock the advantage of WPP Open and Open Intelligence and expand strategic partnerships
8. Create firm financial foundations for the future

- Deliver superior growth for clients
- Become a simpler integrated company
- Unlock the advantage of WPP Open
- Create firm financial foundations for the future (see page 16 for more)

• A PHASED APPROACH

We aim to deliver sustained growth in three distinct phases:

PHASE 1 2026: STABILISE

Our immediate priority is to stabilise net new business performance. We aim to execute cost savings initiatives and rationalise our portfolio.

PHASE 2 2027: BUILD

Embed our transformed go-to-market strategy, supported by a more effective operating model, to help deliver a fully integrated offer spanning media, creative, enterprise solutions and production. We are targeting a return to organic growth during 2027.

PHASE 3 2028 AND BEYOND: ACCELERATE

We aim to be a simpler, lower-cost, AI-enabled business, recognised by clients as a trusted growth partner, showing accelerated growth, improved margin and strong cash conversion.

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STRATEGIC REPORT

OUR STRUCTURE

We're simplifying our business into four core operating units: WPP Media, WPP Production, WPP Enterprise Solutions and WPP Creative, working across four regions: North America, Latin America, EMEA and APAC.

HOW WE WERE ORGANISED PREVIOUSLY

Global integrated agencies

CREATIVE AGENCIES	MEDIA AGENCIES	PUBLIC RELATIONS	SPECIALIST AGENCIES
VML, Ogilvy, AKQA, HOGARTH	WPP Media	Burson	LANDOR, Design bridge and partners

HOW WE ARE ORGANISED NOW[1]

WPP Media

Brings together AI-driven media, data and partnership capabilities to deliver creative personalisation at scale.


MEAL
DIAMOND

Hellmann's: Sweet Sandwich Time

WPP Production

Unifies WPP's production capabilities into a single global operating unit, to deliver content at speed and scale.



Lexus: Built for Every Kind of Wonder

WPP Enterprise Solutions

Brings together customer experience, commerce, CRM, content transformation and technology and data platforms into a unified global operating unit.



Oreo: Oreo Walks

WPP Creative

VML, Ogilvy, Burson, AKQA, LANDOR, Design bridge and partners

The home of WPP's iconic agencies, connected through a unified leadership structure and WPP Open.


20:25

National Rail: Rail Clock

1 Our financial disclosures are based on our previous structure, see accounting policies on page 139 for details

ELEVATE28: STRATEGY
WPP ANNUAL REPORT 2025 12

STRATEGIC REPORT

OUR COMPETITIVE ADVANTAGE

"We have everything we need to succeed: exceptional talent, world-class capabilities, trusted data and technology solutions and groundbreaking partnerships, as well as the scale and reach to service the most complex multi-national, multi-brand clients in the world."

CINDY ROSE
CHIEF EXECUTIVE OFFICER, WPP

TRUSTED DATA AND INTELLIGENCE

Our foundational intelligence layer, Open Intelligence, securely connects live data from clients, partners and WPP in a privacy-first way. Built on InfoSum's data collaboration technology, it unlocks unique insights without data ever being shared – turning real-world behaviour into predictive intelligence while preserving privacy, control and trust. Clients see exactly where, how and why their marketing investment is working.

INTEGRATED MEDIA, PRODUCTION, CREATIVE, DATA AND TECHNOLOGY

We combine cutting-edge media intelligence, world-class creativity, industry leading production and transformative enterprise solutions – all powered by exceptional talent and WPP Open. And we have created central Client Solution Architects and Growth teams to cross-sell services more effectively and integrate new business capabilities.

GLOBAL SCALE AND DEEP CLIENT RELATIONSHIPS

As an established partner to a large number of the world's leading advertisers, we possess a massive installed base of opportunity. By simplifying our operating model, we unlock the ability to cross-sell high-growth capabilities – such as enterprise solutions – directly into our existing client relationships.

TALENT



CAPABILITIES



WPP OPEN


Hello World

SCALE AND REACH



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